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                                                                      EXHIBIT 99

THE LOEWEN GROUP INC.
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(NYSE, TSE: LWN)                                                            NEWS

Contact:      Sitrick and Company
                  Michael Kolbenschlag
                  (310) 788-2850

                              FOR IMMEDIATE RELEASE

                 THE LOEWEN GROUP ANNOUNCES NON-STRATEGIC ASSET
                            RATIONALIZATION PROGRAM

                        371 locations identified for sale

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VANCOUVER, BC December 15, 1999 THE LOEWEN GROUP INC. (NYSE, TSE: LWN), The
Loewen Group Inc. announced that it will apply to the courts for approval for disposition of up to 201 funeral homes and 170 cemeteries in the United States.

From the beginning of its restructuring process, the Company has indicated that it was evaluating all properties with regard to their ongoing fit with the Company's new long-term business plan as part of the process to allow it to emerge from bankruptcy. The Company conducted extensive reviews of each of its operating locations. The result of this was the identification of 371 locations for sale and a further 54 locations will be rationalized through either a merger or restructuring, totaling 425 locations. While having good track records and excellent reputations within their communities, many of these businesses do not fit geographically to be in a position to take advantage of operational synergies with other Loewen properties.

The Company believes that these properties represent attractive opportunities for local and regional operators within their market areas, and that they can be operated successfully with the assistance of the existing talented and dedicated personnel. The Company, working with its financial advisors, Wasserstein Perella & Co., will be providing information packages to qualified potential purchasers. A final determination will be made after receipt and evaluation of purchase offers.

Customers of these locations are protected under State trusting, insurance and other consumer protection regulations for pre-need funeral and cemetery services. The Company will work closely with the purchasers to ensure an orderly ownership and operational transition.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.